EXHIBIT 3.10
STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF
RONNlNG, LLC
FIRST: The name of the limited liability company is Ronning, LLC.
SECOND: The address of the limited liability company’s registered agent in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of the limited liability company’s registered agent at such address is Corporation Service Company.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ronning, LLC this 3rd day of March, 2006.

/s/ Harry Ott
Harry Ott, Organizer